Exhibit 99.1

JAMES RIVER ANNOUNCES SECOND QUARTER
2021 RESULTS

▪Second Quarter 2021 Net Income of $20.8 million - ($0.60 per diluted share) and Adjusted Net Operating Income1 of $18.8 million - ($0.54 per diluted share)

▪Combined ratio of 89.7% for the Group and 77.2% in the E&S segment, an improvement of 5.3 and 6.8 points, respectively, over the prior year quarter. Record quarterly underwriting profit1 of $25.7 million for the combined operating segments

▪Adjusted Net Operating Return on Average Tangible Equity1 of 14.2% for the second quarter

▪15.1% growth in Core (excluding Commercial Auto) Excess and Surplus Lines ("E&S") Gross Written Premium and 18.1% increase in E&S renewal pricing, each versus the prior year quarter

▪Fronting business gross premiums written grew 59.0% within the Specialty Admitted segment as recently added programs continue to mature and expand. Segment Gross Written Premium grew 46.1% versus the prior year quarter

▪Tangible Book Value per Share1 of $17.18, an increase of 25.4% from March 31, 2021, reflecting second quarter results and $192.1 million of net proceeds (6.5 million new shares issued) from the common share offering which closed on May 10, 2021

Pembroke, Bermuda, August 4, 2021 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported second quarter 2021 net income of $20.8 million ($0.60 per diluted share), compared to net income of $35.6 million ($1.16 per diluted share) for the second quarter of 2020. Adjusted net operating income1 for the second quarter of 2021 was $18.8 million ($0.54 per diluted share), compared to adjusted net operating income1 of $17.4 million ($0.56 per diluted share) for the same period in 2020.

1 Adjusted Net Operating Income, Underwriting Profit, Adjusted Net Operating Return on Average Tangible Equity, and Tangible Book Value per Share are non-GAAP financial measures. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Second Quarter Results

August 4, 2021

Earnings Per Diluted Share	Three Months Ended June 30,
	2021	2020

Net Income	$0.60	$1.16
Adjusted Net Operating Income [1]	$0.54	$0.56

1 See "Reconciliation of Non-GAAP Measures" below.

Frank D'Orazio, the Company’s Chief Executive Officer, commented, “The Company has delivered excellent second quarter results, reflecting the resilience of our business model and singular focus of responding to our trading partners during very robust market conditions. Our growth in Core E&S gross written premiums exceeded expectations while our 18.1% increase in E&S renewal rates marked the eighteenth consecutive quarter of rate growth, compounding to 42.5% over the same period. The fronting business and fee income in our Specialty Admitted Insurance segment also continues to scale meaningfully, as segment premium increased by 46.1% in the quarter. Overall, the Group produced a record underwriting profit in the quarter as commercial auto loss emergence was in line with our indications while our claims closure rate remained strong.”
Second Quarter 2021 Operating Results
•Gross written premium of $380.1 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2021	2020	% Change
Excess and Surplus Lines	$214,014	$186,994	14%
Specialty Admitted Insurance	129,189	88,440	46%
Casualty Reinsurance	36,943	26,205	41%
	$380,146	$301,639	26%

•Net written premium of $193.6 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2021	2020	% Change
Excess and Surplus Lines	$135,163	$126,814	7%
Specialty Admitted Insurance	21,498	12,739	69%
Casualty Reinsurance	36,943	26,204	41%
	$193,604	$165,757	17%

•Net earned premium of $172.7 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2021	2020	% Change
Excess and Surplus Lines	$117,945	$100,849	17%
Specialty Admitted Insurance	18,595	14,392	29%
Casualty Reinsurance	36,165	33,574	8%
	$172,705	$148,815	16%
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JRVR Announces Second Quarter Results

August 4, 2021

•Core E&S gross written premium increased 15.1% (ten out of twelve core underwriting divisions grew). Due to continued stronger relative growth in our Excess Casualty underwriting division, where we cede a larger portion of risk as compared to other lines, retention in this segment declined and net written premium increased at a lower rate than gross written premium;
•Gross written premium for the Specialty Admitted Insurance segment increased from the prior year quarter due to a 59.0% increase in premiums written in our fronting business. While we continue to generally retain less than 20% of the risk in our fronting book, net written premium increased at a greater rate than gross written premium due to a higher premium retention on some fronted business;
•Gross and net written premium in the Casualty Reinsurance segment increased from the prior year quarter primarily driven by higher renewal premiums on a few treaties;
•There was overall favorable reserve development of $3.5 million (representing a 2.0 percentage point decrease to the Company’s loss ratio). Pre-tax favorable (unfavorable) reserve development by segment was as follows:

	Three Months Ended June 30,
($ in thousands)	2021	2020
Excess and Surplus Lines	$7,459	$2,849
Specialty Admitted Insurance	1,000	1,000
Casualty Reinsurance	(5,009)	(4,975)
	$3,450	$(1,126)
•The prior year reserve development in the quarter included $7.5 million of favorable development in Core E&S lines. Commercial auto loss emergence was in line with expectations following the adjustments made in the first quarter;
•Gross fee income by segment was as follows:

	Three Months Ended June 30,
($ in thousands)	2021	2020	% Change
Excess and Surplus Lines	$—	$296	(100)%
Specialty Admitted Insurance	5,434	5,377	1%
	$5,434	$5,673	(4)%
•Fee income in the E&S segment decreased from its level in the prior year quarter due to the 2019 cancellation of a large commercial auto account.
•Net investment income was $14.3 million, a decrease of 6.5% from the prior year quarter. Further details can be found in the "Investment Results" section below.

Investment Results
Net investment income for the second quarter of 2021 was $14.3 million, which compares to $15.4 million for the same period in 2020. The decrease was principally caused by lower investment income from restricted cash and lower investment income from our bank loan
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JRVR Announces Second Quarter Results

August 4, 2021

portfolio resulting from the sale of a substantial part of that portfolio during the second quarter of 2020.
The Company’s net investment income consisted of the following:

	Three Months Ended June 30,
($ in thousands)	2021	2020	% Change
Renewable Energy Investments	$399	$113	253%
Other Private Investments	435	331	31%
All Other Net Investment Income	13,514	14,906	(9)%
Total Net Investment Income	$14,348	$15,350	(7)%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended June 30, 2021 was 2.8% (versus 3.2% for the three months ended June 30, 2020). The yield decreased primarily as a result of the sale of floating rate bank loan investments during the second quarter of 2020.
Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the three months ended June 30, 2021 and 2020 was 35.8% and 10.4%, respectively (23.7% and 17.6% for the six months ended June 30, 2021 and 2020, respectively). The full year 2021 tax rate is expected to approximate the 23.7% reported for the first six months of 2021.

Tangible Equity
Pre-dividend tangible book value2 of $661.1 million at June 30, 2021 was an increase of 14.5% from tangible book value of $577.4 million after dividends at December 31, 2020 largely due to the common share offering completed in May 2021 (net proceeds of $192.1 million).
June 30, 2021 tangible book value of $640.4 million after dividends increased 10.9% from $577.4 million at December 31, 2020.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share. This dividend is payable on Thursday, September 30, 2021 to all shareholders of record on Monday, September 13, 2021.
2 Pre-dividend tangible book value and tangible book value are non-GAAP financial measures. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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JRVR Announces Second Quarter Results

August 4, 2021

Conference Call
James River will hold a conference call to discuss its second quarter results tomorrow, August 5, 2021 at 8:00 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 6974487, or via the internet by visiting www.jrgh.net and clicking on the “Investor Relations” link. Please access the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 11:00 a.m. (Eastern Time) on September 4, 2021 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the downgrade in the financial strength rating of our regulated insurance subsidiaries announced on May 7, 2021, or further downgrades, impacting our ability to attract and retain insurance and reinsurance business that our subsidiaries write, our competitive position, and our financial condition; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform their reimbursement obligations; inadequacy of premiums we charge to compensate us for our losses incurred; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; the effects of the COVID-19 pandemic and associated
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JRVR Announces Second Quarter Results

August 4, 2021

government actions on our operations and financial performance; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 26, 2021 and our Quarterly Report on Form 10-Q filed with the SEC on May 5, 2021. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit (loss), adjusted net operating income (loss), tangible book value, adjusted net operating return on average tangible book value (which is calculated as annualized adjusted net operating income (loss) divided by average tangible book value), and pre-dividend tangible book value per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company that owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net
For more information contact:
Sarah Casey Doran
Chief Financial Officer
InvestorRelations@jrgh.net

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JRVR Announces Second Quarter Results

August 4, 2021

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	June 30, 2021	December 31, 2020
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale, at fair value	$1,845,054	$1,783,642
Equity securities, at fair value	95,346	88,975
Bank loan participations, at fair value	165,217	147,604
Short-term investments	39,663	130,289
Other invested assets	57,003	46,548
Total invested assets	2,202,283	2,197,058

Cash and cash equivalents	360,931	162,260
Restricted cash equivalents (a)	723,525	859,920
Accrued investment income	11,399	10,980
Premiums receivable and agents’ balances, net	413,647	369,577
Reinsurance recoverable on unpaid losses, net	935,561	805,684
Reinsurance recoverable on paid losses	52,932	46,118
Deferred policy acquisition costs	67,286	62,953
Goodwill and intangible assets	218,051	218,233
Other assets	406,201	330,289
Total assets	$5,391,816	$5,063,072

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,447,002	$2,192,080
Unearned premiums	709,479	630,371
Funds held (a)	723,525	859,920
Senior debt	262,300	262,300
Junior subordinated debt	104,055	104,055
Accrued expenses	55,317	55,989
Other liabilities	231,639	162,749
Total liabilities	4,533,317	4,267,464

Total shareholders’ equity	858,499	795,608
Total liabilities and shareholders’ equity	$5,391,816	$5,063,072

Tangible equity (b)	$640,448	$577,375
Tangible equity per common share outstanding (b)	$17.18	$18.84
Total shareholders’ equity per common share outstanding	$23.03	$25.96
Common shares outstanding	37,275,562	30,649,261

(a) As of June 30, 2021, the cash equivalent collateral held in the Rasier collateral trust arrangement was approximately $820.8 million, a portion of which is held in a collateral trust account established in favor of the Company, and a portion of which was withdrawn from the collateral trust account in October of 2019 and is currently held on balance sheet. At June 30, 2021, the cash equivalent collateral held in the collateral trust account was approximately $97.3 million while the Company held collateral funds of $723.5 million on balance sheet.

(b) See “Reconciliation of Non-GAAP Measures”
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JRVR Announces Second Quarter Results

August 4, 2021

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income (Loss) Statement Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$380,146	$301,639	$753,401	$585,480
Net written premiums	193,604	165,757	368,203	300,411

Net earned premiums	172,705	148,815	333,298	294,733
Net investment income	14,348	15,350	29,437	36,186
Net realized and unrealized gains (losses) on investments (a)	3,483	21,593	9,755	(36,814)
Other income	1,031	991	2,057	2,928
Total revenues	191,567	186,749	374,547	297,033

EXPENSES
Losses and loss adjustment expenses	110,000	98,746	383,500	195,602
Other operating expenses	45,840	43,397	93,221	95,018
Other expenses	904	1,732	1,525	1,732
Interest expense	2,249	2,965	4,465	5,841
Amortization of intangible assets	91	149	182	298
Total expenses	159,084	146,989	482,893	298,491
Income (loss) before taxes	32,483	39,760	(108,346)	(1,458)
Income tax expense (benefit)	11,640	4,146	(25,729)	(257)
NET INCOME (LOSS)	$20,843	$35,614	$(82,617)	$(1,201)
ADJUSTED NET OPERATING INCOME (LOSS) (b)	$18,829	$17,379	$(89,966)	$32,797

INCOME (LOSS) PER SHARE
Basic	$0.61	$1.17	$(2.54)	$(0.04)
Diluted	$0.60	$1.16	$(2.54)	$(0.04)

ADJUSTED NET OPERATING INCOME (LOSS) PER SHARE
Basic	$0.55	$0.57	$(2.76)	$1.08
Diluted (c)	$0.54	$0.56	$(2.76)	$1.07

Weighted-average common shares outstanding:
Basic	34,418,472	30,529,241	32,576,463	30,502,774
Diluted	34,586,997	30,782,609	32,576,463	30,502,774
Cash dividends declared per common share	$0.30	$0.30	$0.60	$0.60

Ratios:
Loss ratio	63.7%	66.4%	115.1%	66.4%
Expense ratio (d)	26.0%	28.6%	27.4%	31.4%
Combined ratio	89.7%	95.0%	142.5%	97.8%
Accident year loss ratio	65.7%	65.6%	65.1%	65.7%

(a) Includes gains (losses) of $1.4 million and $3.2 million for the change in net unrealized gains/losses on equity securities in the three and six months ended June 30, 2021, respectively ($4.0 million and $(9.3) million in the respective prior year periods), and $2.3 million and $6.3 million for the change in net unrealized gains/losses on bank loan participations ($26.6 million and $(17.4) million in the respective prior year periods).

(b) See "Reconciliation of Non-GAAP Measures".
(c) Common share equivalents of 281,405 were dilutive for the calculation of diluted adjusted net operating income per share for the six months ended June 30, 2020.
(d) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated Income Statements of $954,000 and $1.9 million for the three and six months ended June 30, 2021, respectively ($744,000 and $2.4 million in the respective prior year periods), and a denominator of net earned premiums.

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JRVR Announces Second Quarter Results

August 4, 2021

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
	($ in thousands)
Gross written premiums	$214,014	$186,994	14.4%	$395,372	$323,191	22.3%
Net written premiums	$135,163	$126,814	6.6%	$243,596	$219,020	11.2%

Net earned premiums	$117,945	$100,849	17.0%	$231,653	$200,588	15.5%
Losses and loss adjustment expenses	(69,594)	(63,410)	9.8%	(311,336)	(128,939)	141.5%
Underwriting expenses	(21,434)	(21,344)	0.4%	(44,346)	(47,442)	(6.5)%
Underwriting profit (loss) (a), (b)	$26,917	$16,095	67.2%	$(124,029)	$24,207	—

Ratios:
Loss ratio	59.0%	62.9%		134.4%	64.3%
Expense ratio	18.2%	21.1%		19.1%	23.6%
Combined ratio	77.2%	84.0%		153.5%	87.9%
Accident year loss ratio	65.3%	65.7%		64.8%	65.7%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results for the three and six months ended June 30, 2020 include gross fee income of $296,000 and $1.6 million, respectively, related to a former commercial auto account (none for the three and six months ended June 30, 2021). These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces Second Quarter Results

August 4, 2021

SPECIALTY ADMITTED INSURANCE

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
	($ in thousands)
Gross written premiums	$129,189	$88,440	46.1%	$256,225	$191,242	34.0%
Net written premiums	$21,498	$12,739	68.8%	$43,503	$26,095	66.7%

Net earned premiums	$18,595	$14,392	29.2%	$34,952	$27,675	26.3%
Losses and loss adjustment expenses	(13,366)	(10,559)	26.6%	(24,108)	(20,464)	17.8%
Underwriting expenses	(3,091)	(2,403)	28.6%	(7,440)	(6,769)	9.9%
Underwriting profit (a), (b)	$2,138	$1,430	49.5%	$3,404	$442	—

Ratios:
Loss ratio	71.9%	73.4%		69.0%	73.9%
Expense ratio	16.6%	16.7%		21.3%	24.5%
Combined ratio	88.5%	90.1%		90.3%	98.4%
Accident year loss ratio	77.3%	80.3%		74.7%	81.2%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include gross fee income of $5.4 million and $10.6 million for the three and six months ended June 30, 2021, respectively ($5.4 million and $9.6 million for the same periods in the prior year).

CASUALTY REINSURANCE

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
	($ in thousands)
Gross written premiums	$36,943	$26,205	41.0%	$101,804	$71,047	43.3%
Net written premiums	$36,943	$26,204	41.0%	$81,104	$55,296	46.7%

Net earned premiums	$36,165	$33,574	7.7%	$66,693	$66,470	0.3%
Losses and loss adjustment expenses	(27,040)	(24,777)	9.1%	(48,056)	(46,199)	4.0%
Underwriting expenses	(12,446)	(11,434)	8.9%	(23,583)	(22,701)	3.9%
Underwriting loss (a)	$(3,321)	$(2,637)	25.9%	$(4,946)	$(2,430)	103.5%

Ratios:
Loss ratio	74.8%	73.8%		72.1%	69.5%
Expense ratio	34.4%	34.1%		35.3%	34.2%
Combined ratio	109.2%	107.9%		107.4%	103.7%
Accident year loss ratio	60.9%	59.0%		60.8%	59.2%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Second Quarter Results

August 4, 2021

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit (Loss)

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income (loss) before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit (loss) of operating segments. Our definition of underwriting profit (loss) of operating segments and underwriting profit (loss) may not be comparable to that of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$26,917	$16,095	$(124,029)	$24,207
Specialty Admitted Insurance	2,138	1,430	3,404	442
Casualty Reinsurance	(3,321)	(2,637)	(4,946)	(2,430)
Total underwriting profit (loss) of operating segments	25,734	14,888	(125,571)	22,219
Other operating expenses of the Corporate and Other segment	(7,915)	(7,472)	(15,971)	(15,751)
Underwriting profit (loss) (a)	17,819	7,416	(141,542)	6,468
Net investment income	14,348	15,350	29,437	36,186
Net realized and unrealized gains (losses) on investments (b)	3,483	21,593	9,755	(36,814)
Other expense	(827)	(1,485)	(1,349)	(1,159)
Interest expense	(2,249)	(2,965)	(4,465)	(5,841)
Amortization of intangible assets	(91)	(149)	(182)	(298)
Consolidated income (loss) before taxes	$32,483	$39,760	$(108,346)	$(1,458)

(a) Included in underwriting results for the three and six months ended June 30, 2021 is gross fee income of $5.4 million and $10.6 million, respectively ($5.7 million and $11.2 million in the respective prior year periods).

(b) Includes gains (losses) of $1.4 million and $3.2 million for the change in net unrealized gains/losses on equity securities in the three and six months ended June 30, 2021, respectively ($4.0 million and $(9.3) million in the respective prior year periods), and $2.3 million and $6.3 million for the change in net unrealized gains/losses on bank loan participations ($26.6 million and $(17.4) million in the respective prior year periods).

Adjusted Net Operating Income (Loss)

We define adjusted net operating income (loss) as net income (loss) excluding net realized and unrealized gains (losses) on investments, and certain non-operating expenses such as professional service fees related to various strategic initiatives and the filing of registration statements for the offering of securities, and severance costs associated with terminated employees. We use adjusted net operating income (loss) as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income (loss) should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and our definition of adjusted net operating income (loss) may not be comparable to that of other companies.

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JRVR Announces Second Quarter Results

August 4, 2021

Our income (loss) before taxes and net income (loss) reconciles to our adjusted net operating income (loss) as follows:

	Three Months Ended June 30,
	2021		2020
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$32,483	$20,843	$39,760	$35,614
Net realized and unrealized (gains) losses on investments (a)	(3,483)	(2,741)	(21,593)	(19,763)
Other expenses	811	727	1,732	1,528
Adjusted net operating income	$29,811	$18,829	$19,899	$17,379

	Six Months Ended June 30,
	2021		2020
	Loss Before Taxes	Net Loss	(Loss) Income Before Taxes	Net (Loss) Income
	(in thousands)
Loss as reported	$(108,346)	$(82,617)	$(1,458)	$(1,201)
Net realized and unrealized (gains) losses on investments (a)	(9,755)	(8,492)	36,814	32,470
Other expenses	1,338	1,143	1,732	1,528
Adjusted net operating (loss) income	$(116,763)	$(89,966)	$37,088	$32,797

(a) Includes gains (losses) of $1.4 million and $3.2 million for the change in net unrealized gains/losses on equity securities in the three and six months ended June 30, 2021, respectively ($4.0 million and $(9.3) million in the respective prior year periods), and $2.3 million and $6.3 million for the change in net unrealized gains/losses on bank loan participations ($26.6 million and $(17.4) million in the respective prior year periods).

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for June 30, 2021, December 31, 2020, and June 30, 2020 and reconciles tangible equity to tangible equity before dividends for June 30, 2021.

	June 30, 2021		December 31, 2020		June 30, 2020
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$858,499	$23.03	$795,608	$25.96	$795,711	$26.04
Goodwill and intangible assets	218,051	5.85	218,233	7.12	218,473	7.15
Tangible equity	$640,448	$17.18	$577,375	$18.84	$577,238	$18.89
Dividends to shareholders for the six months ended June 30, 2021	20,603	0.60
Pre-dividend tangible equity	$661,051	$17.78
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